Exhibit 10.1

CONTRACT # LS2010-

between

ROYAL CANADIAN MINT

and

SPROTT ASSET MANAGEMENT LP

FOR AND ON BEHALF OF

SPROTT PHYSICAL SILVER TRUST

SILVER STORAGE AGREEMENT

SILVER STORAGE AGREEMENT

THIS AGREEMENT made in duplicate this            day of                               , 2010

B E T W E E N:	ROYAL CANADIAN MINT,
Ottawa, Ontario, Canada, a Body Corporate established by the Royal Canadian Mint Act, R.S.C. 1985 c.R-9.
(hereinafter called the “Mint”)

OF THE FIRST PART

A N D:

SPROTT ASSET MANAGEMENT LP for and on behalf of Sprott Physical Silver Trust, a trust organized under the laws of the Province of Ontario
(hereinafter called the “Customer”)

OF THE SECOND PART

The Mint and the Customer hereby agree as follows:

1.  Definitions

“Agreement” means this agreement and any document referred to in this agreement as forming part of this agreement.

“Business Day” means any Monday to Friday inclusively, excluding holidays observed by the Mint.

“Contracting Authority” means the representative of a party who is responsible for the management and administration of this Agreement.

“Force Majeure” means circumstances or causes beyond the Mint’s and/or a Sub-Custodian’s reasonable control, including, without limitation, acts or omissions or the failure to cooperate of the Customer (including, without limitation, entities or individuals under its control, or their respective officers, directors, employees or other personnel and agents), acts or omissions or the failure to cooperate by any third party, fire or other casualty, act of God, strike or labour dispute, war or other violence, or any law, order or requirement of any governmental agency or authority.

“herein”, “hereby”, “hereunder”, when used in any section shall, unless the contrary is apparent from the context, be understood to relate to the Agreement as a whole, and not merely to the section in which they appear.

“Improperly Packed Pallet” means bars that are not securely or safely packed on a well constructed sturdy wood pallet.

“London Good Delivery Bars” means silver bars that meet the standard measure of quality in silver bullion, as set forth by the London Bullion Market Association.

“Mint’s Facility” means, at the Mint’s choice, the Mint’s premises located at 520 Lagimodière Blvd., Winnipeg, Manitoba, R2J 3E7, or any other safe storage facility located in Canada used by the Mint for the purposes set out herein, including the facility of a Sub-Custodian, whether or not the Mint is the owner or tenant of said other facility or otherwise.

“Property” means Silver (as defined hereunder) that belongs to the Customer or in regards to which the Customer is the duly authorized agent of the owner.

“Receipt of Deposit” means the document issued by the Mint and confirming the bar count and the total weight of Silver, in troy ounces, received by the Mint in a particular delivery.

“Silver” shall mean silver in the form of London Good Delivery Bars.

“Sub-Custodian” means a sub-custodian, agent or depository appointed by the Mint to perform any of the Mint’s duties under this Agreement, including the safekeeping of Property.

 “Transfer of Allocated Storage” means the transfer of allocated Silver to another customer allocated storage account held by the Mint.

“Withdrawal” means the physical removal of the Property or a portion thereof from the Mint’s Facility.

2.    Contracting Authority

(a)          The Chief Operating Officer, an officer of the Mint, is the Contracting Authority for the Mint.

(b)         The Chief Financial Officer, an officer of the Customer, is the Contracting Authority for the Customer.

(c)          No delegation of authority and authorization of a representative by the Contracting Authority of the Mint or the Contracting Authority of the Customer shall be effective unless the authorization and delegation is in writing, specifying the nature and extent of the authorization given and the names of the representatives, and is duly executed and delivered to the Customer or the Mint, as the case may be, by the Contracting Authority.

3.    Description of Service

(a)          The Mint agrees to maintain an inventory of Property on behalf of the Customer at the Mint’s Facility under the terms and conditions set forth in this Agreement and the Mint agrees to exercise the same degree of care and diligence in safeguarding the Property as any reasonably prudent person acting as a custodian would exercise in the same circumstances.

(b)         From time to time during the term of this Agreement, the Customer shall give written notice (hereinafter an “Initial Notice”) to the Mint of its intention to have Property delivered to and stored at the Mint’s Facility.  The Initial Notice shall be delivered to the Mint at least three (3) Business Days prior to the Business Day the Customer intends for the Property to be delivered to the Mint’s Facility. Within one (1) Business Day of the receipt of an Initial Notice, the Mint shall confirm to the Customer an acceptable receipt date for the delivery of the Property. The Mint reserves the right to suggest an alternative receipt date for delivery, or refuse receipt of a delivery in the event of storage capacity limitations.

(c)          Initial Notices shall specify the amount, weight in troy ounces, type, assay characteristics, bar numbers and bar brand(s), and declared value of Property to be stored.  Assay characteristics shall be denoted in troy ounces to two (2) decimal places.  The Customer agrees that it shall never conceal or misrepresent any material fact or circumstance concerning the Property delivered to the Mint’s Facility.  The Initial Notice shall also inform the Mint as to the identity of the armoured carrier company that will transport the Property from the Customer’s location to the Mint’s Facility.

(d)         All costs relating to the delivery of the Property to the Mint’s Facility, such as, but not limited to, transportation and insurance costs, shall be borne by the Customer.

(e)          If the Property arrives at the Mint’s Facility without having given the Initial Notice or if the Property arrives in advance of receiving a confirmed receipt date from the Mint, the whole in accordance with Clause 3(b) and (c), the Mint has the right and may choose to return the Property to the Customer at the latter’s cost.

(f)            Upon receiving Property at the Mint’s Facility, the bar numbers stated in the Initial Notice will be compared to the respective bar numbers imprinted on each bar delivered by the Customer. Each bar will also be weighed and compared with the weight stated in the Initial Notice.

(g)         Once bar numbers and weights stated in the Initial Notice have been successfully verified, the Mint shall confirm to the Customer receipt of said Property by providing to the Customer by facsimile transmission a Receipt of Deposit confirming the bar count and total weight of the Silver received in troy ounces.

(h)         In the event of a discrepancy between the bar count performed at time of receipt of the Property at the Mint’s Facility and the information stated in the Initial Notice, the Customer shall be promptly notified of such a discrepancy. In such a case, all activity will be suspended and the Customer shall forthwith either: (i) provide written instructions to the Mint for the return of the Property to the Customer, at the latter’s cost; or (ii) issue a revised Initial Notice to correct said discrepancy.

(i)             In the event a discrepancy is discovered of one half troy ounce (0.5 oz) or more between the weight of the Property stated in the Initial Notice and the weight as calculated at the time of receipt of material at the Mint’s Facility, the Mint shall promptly notify the Customer of such a discrepancy.  In such a case, the Mint will suspend all activity and the Customer shall forthwith either: (i) provide written instructions to the Mint for the return of the Property to the Customer, at the latter’s cost; or (ii) issue a revised Initial Notice to correct said discrepancy.

(j)             The parties expressly understand and agree that the Mint does not assume any liability as to the authenticity or assay characteristics of any Property and/or in regards to any discrepancies identified between the weight and bar count of the Property as stated in the Initial Notice and the actual weight and bar count of the Property delivered.

(k)          If the Property arrives at the Mint’s Facility on Improperly Packed Pallets, the Customer will be notified by the Mint that it considers the state of the packing to pose a potential safety hazard and the Mint will repack the pallet at the Customer’s expense at the rate set out in the rate schedule attached hereto (hereinafter the “Rate Schedule”).

(l)             From time to time during the term of this Agreement, the Customer may give written notice to the Mint of its intention to withdraw Property from its inventory.  Such written notice shall be delivered to the Mint at least three (3) Business Days prior to the Withdrawal date and shall: (i) specify the Property to be withdrawn from the inventory, including a bar list specifying, for each bar to be withdrawn, the bar number, the bar brand, the weight in troy ounces, and the fineness; (ii) specify the Business Day on which the Withdrawal is to occur; and (iii) contain the name of the Customer’s carrier or representative, the vehicle model and registration number and other details which may be requested by the Mint relating to the Customer’s carrier or representative authorized to take delivery of the Property to be withdrawn.

(m)       All costs relating to the Withdrawal of the Property, such as, but not limited to, transportation and insurance costs, shall be borne by the Customer.

(n)         Upon receipt of proper and complete instructions in writing from the Customer, and for the fee set forth in the Rate Schedule, the Mint will transfer the Property or a portion thereof to a third party who has an allocated storage account with the Mint. The written transfer order must include an authorised signature. Transfers of Allocated Storage shall be processed within one (1) Business Day from reception of proper and complete instructions in writing and will be confirmed to the recipient by facsimile on the day of transfer.

(o)         The Customer shall provide the Mint with the names and signatures of the Customer’s authorized representatives who are empowered to issue orders for Transfers of Allocated Storage or for Withdrawals of the Property from the Mint’s Facility.  It is expressly understood and agreed that the Mint shall not be liable for any transfer of Property made under a Transfer of Allocated Storage or for any Withdrawal order fraudulently executed in the name of an authorized Customer representative, nor for any transfer of Property under a Transfer of Allocated Storage or for a Withdrawal made where the authority of any such representative has been revoked and the Mint has not been notified thereof in writing in due time.

(p)         Nothing contained in this Agreement shall create between the parties the relationship of principal and agent, mandatory and mandatary, partnership or joint venture. The Customer has no authority to and undertakes not to make any representation relating to the Mint, nor give any warranty or representation on behalf of the Mint, without the Mint’s prior written authorization. The Customer will be liable for any and all damages, losses and costs, including special, incidental, consequential, indirect and punitive damages, losses and costs (including lost profits and lost savings) suffered by the Mint as a result of a breach of any of the above undertakings. The Customer recognizes and acknowledges that any breach or threatened breach of the above undertakings may cause the Mint irreparable harm for which monetary damage may be inadequate. The Customer agrees therefore that the Mint shall be entitled to an injunction to restrain the Customer from such breach or threatened breach.

4.   Sub-Custodian

Subject to applicable law, including for greater certainty National Instrument 81-102 - Mutual Funds, the Mint may, at its discretion and with the consent of the Customer, which consent shall not be unreasonably withheld, appoint Sub-Custodians to perform any of its duties under this Agreement including the custody and safekeeping of Property.  The Customer hereby consents to the appointment of The Brink’s Company, through its Canadian subsidiary Brink’s Canada Limited, as a Sub-Custodian. The Mint will, on request, provide the Customer with the name and address of any Sub-Custodian of Property along with any other information which the Customer may reasonably require concerning the appointment of the Sub-Custodian.

5.   Segregation of Property

The Mint shall keep the Property specifically identified as the Customer’s Property and physically segregated at all times from any other property belonging to the Mint or other of its customers.

6.   Inventory Statements

The Mint will send the Customer an inventory statement on a monthly basis.  The monthly inventory statements will also include a summary of all Receipts of Deposit, Transfers of Allocated Storage and Withdrawals of Property for the previous month.  Said inventory statement shall be issued no later than seven (7) Business Days following the end of each calendar month.

7.   Audit and Security and Safety Requirements

Following a minimum of two (2) weeks’ prior written notice, the Customer’s authorized employees and representatives will have access to the Mint’s Facility for the purpose of performing a physical audit of the Property held in custody by the Mint and/or, as applicable, by a Sub-Custodian, provided that such audit does not disrupt the routine operation of the Mint’s Facility and is held on a Business Day during the Mint’s and/or, as applicable, the Sub-Custodian’s regular business hours.  The Customer’s employees and representatives will also have access to the Mint’s and/or, as applicable, the Sub-Custodian’s inventory records relating to the Property.  The Customer’s employees and representatives shall present proper credentials to the Mint’s Facility manager as a condition of being admitted to the Mint’s Facility.

The Customer agrees to be bound by the applicable security procedures and policies relating to the access to the Mint’s Facility. All authorized employees and representatives who are allowed access to the Mint’s Facility pursuant to the present Agreement will be subject to security clearance prior to being admitted to the Mint’s Facility.

The Customer’s authorized employees and representatives could possibly be subject to search while at the Mint’s Facility.

Prior to arriving at the Mint’s Facility, the Customer shall obtain, from the Contracting Authority, the details of the applicable safety regulations.

8.    Indemnity

(a)              The Customer shall indemnify and hold harmless the Mint, its directors, officers, employees and agents, from and against any damages, losses, injuries, costs or expenses or any claim, action, suit or other proceeding, including reasonable settlement, judgment and attorney’s fees, arising out of the presence of any of the Customer’s employees, agents, representatives or contractors on the premises of the Mint’s Facility in connection with this Agreement.

(b)             The Customer warrants that it has legal title to the Property delivered and stored in the Mint’s Facility or is the duly authorized agent of the owner of the Property, with the right in either instance to transfer possession of the Property to the Mint and/or, as applicable, to a Sub-Custodian, free and clear of all liens and encumbrances.  The Customer shall indemnify and hold harmless the Mint, its directors, officers, employees and agents, from and against any damages, losses, injuries, costs or expenses or any claim, action, suit or other proceeding, including reasonable settlement, judgment and attorney’s fees, arising out of any breach of this warranty.

9.   Service Charges and Payment

(a)          Except as otherwise provided for in this Agreement, the Customer shall pay the Mint, for the services provided by the Mint under this Agreement, upon presentation of monthly invoices, the charges set forth in the Rate Schedule.

(b)         Federal, Provincial and/or local taxes, where applicable, shall be added to the charges set forth in the Rate Schedule.

(c)          The Customer shall effect payment to the Mint for value in USD funds by wire transfer using the following instructions:

US Correspondent Bank:	JP Morgan Chase
New York, N.Y.
ABA#: 021000021

Destination Bank:	Royal Bank of Canada
90 Sparks Street

Ottawa, Ontario
Canada
SWIFT#: ROYCCAT2

Beneficiary:	Royal Canadian Mint
Transit:	00006
Account:	400-216-8

(d)         All charges remaining unpaid after the invoice due date will be subject to interest at a rate of 1½ percent (1.5%) per month, but in no event to exceed the highest rate allowed by applicable law.

(e)          The Mint may increase the charges set forth in the Rate Schedule following a thirty (30) day written notice to that effect in the event of a change in economic conditions beyond the Mint’s control that increases operating costs incurred by the Mint. Within ten (10) Business Days of receipt of said notice, the Customer may provide the Mint with written instructions for the return of the Property. The costs for returning the Property shall be borne by the Customer.

(f)            If the Customer defaults in the full and timely payment of any monies due to the Mint pursuant to this Agreement and/or the terms stated in the Mint’s invoice, or otherwise defaults in the performance of any of the Customer’s other obligations to the Mint, then the Customer shall be responsible for, without prejudice to the Customer’s other obligations pursuant to the present Agreement and/or by way of law and/or equity, the reimbursement of any legal fees and other reasonable costs and expenses incurred by the Mint in the collection of any said monies due to the Mint (which monies, obligations, fees, costs and expenses shall hereinafter be collectively referred to as the “Unpaid Obligations”), and the Mint, in addition to any and all other rights and remedies provided for in this Agreement and/or by way of law and/or equity, shall be permitted to retain as a credit and to offset against such Unpaid Obligations, on a dollar for dollar basis, any Property deposited or caused to have been deposited with or otherwise delivered to the Mint’s Facility for safekeeping or any other purpose on behalf of the Customer.

(g)         It is agreed that the Mint will have no obligation to proceed with a requested Withdrawal and/or a Transfer of Allocated Storage until all sums due to the Mint per the present Agreement have been paid in full.

10.   Risk and Liability

(a)          Except as otherwise provided in this Agreement, the Mint shall bear all risks of physical loss or damage to Property sent to the Mint’s Facility for storage under this Agreement from the time: (i) said Property has been taken into the Mint’s possession and control, whether through physical delivery or through a Transfer of Allocated Storage (including any Property in the possession and control of any Sub-Custodian, whether or not the Mint is the owner or tenant of the facility at which such Property is located); and (ii) the Mint has issued to the Customer a Receipt of Deposit for said Property. The Mint’s liability shall terminate in respect of any portion of the Property upon the expiration or termination of the Agreement, whether or not the Property remains in the Mint’s Facility, upon transfer of the Property under a Transfer of Allocated Storage, as requested by the Customer, or upon remittance to the Customer’s carrier or representative in the event of a Withdrawal.

(b)         The Customer shall ensure that Property sent to the Mint’s Facility is packaged in accordance with the custom of the trade so that the Property is not reasonably susceptible to damage.

(c)          Conditional upon the Customer giving a written notice in the time and manner described in Clause 11 herein, in the event of physical loss or destruction of Property (whether through fraud, theft, negligence or otherwise and regardless of culpability by the Mint) for which the Mint bears the risks of physical loss or damage as provided in clause 10(a), the Mint will within five (5) Business Days from which the Mint becomes aware and confirms such physical loss or damage either, at its option: (i) replace the lost or destroyed Property based on the advised weight and advised assay characteristics provided in the Customer’s Initial Notice; or (ii) compensate the Customer for the monetary value of the lost or destroyed Property based on the advised weight and assay characteristics provided in the Customer’s Initial Notice and the market value of the lost Property, using the Silver Fixing of the LBMA on the first (1st) Business Day following receipt of written notice from the Customer identifying said loss or destruction.

(d)         Conditional upon the Customer giving a written notice in the time and manner described in Clause 11 herein, in the event of physical damage to Property for which the Mint bears the risks of physical loss or damage as provided in clause 10(a), the Mint will restore the portion of damaged Property to at least as good as state as it was prior to being so damaged.

(e)          Upon replacement of the lost and/or destroyed Property as provided for above, the Customer hereby agrees to and does hereby assign to the Mint all of its right, title and interest in said lost and/or destroyed Property; upon replacement of lost and/or destroyed Property and/or upon restoration of damaged Property, the Customer hereby agrees to and does hereby assign to the Mint all of its rights of recovery against third parties that are the subject of a claim and/or against whom a claim can be instituted, and to execute any documents as may be reasonably necessary to perfect such assignment upon request by the Mint or the Mint’s insurers.

(f)            The Mint shall endeavour to provide the Customer with not less than 30 days’ written notice of any cancellation or termination of any afforded insurance coverage of the Property, whether provided by the Mint and/or the Sub-Custodian. .

11.   Notice of Claims

(a)          The Customer and the Mint shall maintain a record of all Property delivered to the Mint.

(b)         In the event of loss, damage or destruction of the Property under this Agreement or any portion thereof, the Customer shall give written notice to the Mint informing the latter of such an event within five (5) Business Days from the discovery of any such loss, damage or destruction, but, in the case of loss or destruction of the Property, in no event more than thirty (30) calendar days after delivery by the Mint to the Customer of an inventory statement in which a discrepancy first appears.  In the case of loss or destruction of the Property, said written notice is to include an affirmative written proof of the Property lost or destroyed, subscribed and sworn to by the Customer and substantiated by the books, records and accounts of the Customer.  Unless notice is given as aforesaid, all claims shall be deemed to have been waived.  No action, suit or other proceeding to recover for any loss, damage or destruction shall be brought against the Mint unless notice shall have been given as aforesaid and unless such action, suit or proceeding shall have been commenced within twelve (12) months from the time said written notice is sent to the Mint pursuant to this paragraph.

(c)          The parties shall promptly and diligently assist each other to establish the identity of the Property lost or destroyed, and shall take all such other reasonable steps as may be necessary to assure the maximum amount of salvage at a minimum cost.

12.           Mint’s Limitation of Liability

In addition to any other limitations of liability of the Mint provided under this Agreement or by way of law, the Mint is not be liable for any damages, losses, costs or expenses or for non-performance or delays of service caused by or resulting from any of the following, whether suffered directly or indirectly by the Mint and/or a Sub-Custodian:

(a)          either :(i) war, civil war, revolution, rebellion, insurrection, or civil strife there from, or any hostile act by or against a belligerent power; (ii) capture, seizure, arrest, restraint or detainment (piracy excepted), and the consequences thereof or any attempt thereat; or (iii) derelict mines, torpedoes, bombs or other derelict weapons of war.

(b)         either: (i) any chemical, biological, or electromagnetic weapon; (ii) the use or operation, as a means for inflicting harm, of any computer, computer system, computer software, computer software programme, malicious code, computer virus or process or any other electronic system; (iii) ionising radiations from or contamination by radioactivity from any nuclear fuel or from any nuclear waste or from the combustion of nuclear fuel; (iv) the radioactive, toxic, explosive or other hazardous or contaminating properties of any nuclear installation, reactor or other nuclear assembly or nuclear component thereof; (v) any weapon or device employing atomic or nuclear fission and/or fusion or other like reaction or radioactive force or matter; or (vi) the radioactive, toxic, explosive or other hazardous or contaminating properties of any radioactive matter.  The exclusion in this sub-clause (vi) does not extend to radioactive isotopes, other than nuclear fuel, when such isotopes are being prepared, carried, stored, or used for commercial, agricultural, medical, scientific or other similar peaceful purposes.

(c)          any act of terrorism or any action taken in controlling, preventing, suppressing or in any way relating to any act of terrorism.  An act of terrorism means an act, including but not limited to the use of force or violence and/or the threat thereof, of any person or group(s) of persons, whether acting alone or on behalf of or in connection with any organization(s) or government(s), committed for political, religious, ideological or similar purposes including the intention to influence any government and/or to put the public, or any section of the public, in fear;

(d)         strikes, lockouts or other labour disturbances, riots, authority of law, acts of God or means beyond the control of the Mint, the Mint’s Facility and/or any Sub-Custodian; or

(e)          a case of Force Majeure.

13.           Consequential Damages

The Mint shall not be liable under any circumstance whatsoever for special, incidental, consequential, indirect or punitive losses or damages (including lost profits or lost savings), except as a result of gross negligence or wilful misconduct by the Mint and whether or not the Mint had knowledge that such losses or damages might be incurred.

14.          Transportation of Property

In the event the Mint makes arrangements to have the Property transported to the Mint’s Facility or to deliver Property from the Mint’s Facility to the Customer’s facility or its designated consignee, such transportation service shall be performed pursuant to a separate agreement between the Customer and the Mint and the Customer shall reimburse the Mint for all costs associated therewith.

15.           Hazardous Substances and Right to Refuse Shipment

(a)          The Customer hereby certifies that any and all Property sent to the Mint’s Facility shall be free of hazardous substances including, but not limited to, beryllium, cadmium, mercury, polychlorinated biphenzyls and radioactive material.  The Mint reserves the right to sample and test the Property for the presence of hazardous substances.

(b)         The Mint shall have the right to refuse delivery or reject Property that, in the Mint’s opinion, acting reasonably, contains a hazardous substance, or is, or becomes, unsuitable or undesirable whether for metallurgical, environmental or other reasons.  Without prejudice to the Mint’s right to refuse delivery or reject Property as described above, prior to the Mint doing same, the Mint shall discuss the situation with the Customer.

(c)          Property that is rejected by the Mint pursuant to paragraph (b) shall be returned to the Customer at the latter’s cost. The Customer shall, upon reception of a notice of rejection from the Mint, provide the Mint with written instructions detailing the Customer’s arrangements for return of the Property.  Pending receipt of such instructions, the Mint may take action, as it considers appropriate, for the proper packaging and handling of the Property.  Any expenses incurred by the Mint in doing so shall be for the Customer’s account.

(d)         The Customer shall be liable and shall indemnify and hold harmless the Mint, its directors, officers, employees and agents, from and against any damages, losses, injuries, costs or expenses or any claim, action, suit or other proceeding, including reasonable settlement, judgment and attorney’s fees, arising out of the presence of any hazardous substances contained in the Property.

16.           Term of the Agreement and Return of Property

This Agreement shall be effective as of the date first indicated above and shall continue thereafter for a term of three (3) years, unless earlier terminated in accordance with the terms of this Agreement.

Prior to the expiration of the term of any renewal(s) thereof, the Customer shall provide the Mint with written instructions regarding the return of the Property. The costs for returning the Property shall be borne by the Customer. Property left in storage at the Mint’s Facility after the expiration date will be subject to storage and handling charges which may differ from those set out in the Rate Schedule attached hereto.  The Customer also agrees to reimburse the Mint for any and all costs incurred by the Mint by reason of the Property having been left in storage at the Mint’s Facility after the expiration date.

17.           Termination for Default

Where: (i) the Customer is in default in carrying out any of its obligations under this Agreement and fails to correct said default within ten (10) Business Days following a written notice sent by the Mint to the Customer informing the latter of the default; (ii) the Customer is dissolved or adjudged bankrupt, or a trustee, receiver or conservator of the Customer or of its property is appointed, or an application for any of the foregoing is filed; or (iii) the Customer is in breach of any representation or warranty contained herein, the Mint may, upon giving written notice to the Customer, terminate this Agreement.

Where: (i) the Mint is in default in carrying out any of its obligations under this Agreement and fails to correct said default within ten (10) Business Days following a written notice sent by the Customer to the Mint informing the latter of the default; (ii) the Mint is dissolved or adjudged bankrupt, or a trustee, receiver or conservator of the Mint or of its property is appointed, or an application for any of the foregoing is filed; or (iii) the Mint is in breach of any representation or warranty contained herein, the Customer may, upon giving written notice to the Mint, terminate this Agreement.

Upon the giving of a written notice of termination by either party pursuant to the terms of the present section, the Customer shall inform the Mint in writing of its instructions for the return of the Property and the costs for returning the Property to the Customer shall be borne by the Customer. Property left in storage at the Mint’s Facility after the termination date will be subject to storage and handling charges which may differ from those set out in the Rate Schedule attached hereto. Also, the Customer agrees to reimburse the Mint for any and all costs incurred by the Mint by reason of the Property having been left in storage at the Mint’s Facility after the termination date.

In case of termination by the Mint pursuant to the present section, the Customer shall be liable towards the Mint for all losses and damages which may be suffered by the Mint by reason of the default or occurrence upon which the notice was based.  In case of termination by the Customer pursuant to the present section, the Mint shall be liable towards the Customer for all losses and damages which may be suffered by the Customer by reason of the default or occurrence upon which the notice was based.

18.           Termination for Convenience

Notwithstanding anything contained in this Agreement, the Mint may, at its sole discretion and at any time prior to the expiration of the term or any renewal(s) or extension(s) thereof, terminate this Agreement by giving the Customer thirty (30) calendar days written notice to that effect.

Upon a notice of termination being given pursuant to the terms of the present section, the Customer shall inform the Mint in writing of its instructions for the return of the Property. In the event of termination under the present section, the costs of returning the Property to the Customer shall be borne by the Mint. Property left in storage at the Mint’s Facility after the termination date due to the Customer not having given said return instructions prior to termination date will be subject to storage and handling charges which may differ from those set out in the Rate Schedule attached hereto. Also, the Customer agrees to reimburse the Mint for any and all costs incurred by the Mint by reason of the Property having been left in storage at the Mint’s Facility after the termination date due to the Customer not having given said return instructions prior to termination date.

In the event of termination under the present section, the Customer will have no claim for compensation except as otherwise specified in the present Agreement and will have no claim for damages or loss of profit as a result of the termination.

19.           Notices

Any notice given under this Agreement will be in writing, and will be delivered by messenger, prepaid registered mail, facsimile or email to the following addresses:

If to the Mint:	If to the Customer:

Director, Mint Office	Steven Rostowsky
Royal Canadian Mint	Chief Financial Officer
320 Sussex Drive	Sprott Asset Management LP
Ottawa, ON	200 Bay Street, Suite 2700

Facsimile: (613) 998-1330	Toronto, Ontario M5J 2J1
E-mail: entwistle@mint.ca	Facsimile: (416) 943-6497
E-mail : srostowsky@sprott.com

A party may change its address by informing the other party of the new address in writing.  Each notice shall be deemed given: (i) when received, if delivered by messenger; (ii) upon confirmation of receipt, if given by facsimile or email; or (iii) three (3) Business Days after the date of mailing when sent by prepaid registered mail.

20.           Waiver

The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive the party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

21.           Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior and/or contemporaneous offers, negotiations, promises, exceptions and understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof.

22.           Amendments

Except as specifically provided for herein, this Agreement may not be waived, altered or amended except by an instrument in writing duly executed by the Customer and the Mint.

23.           Assignment

This Agreement shall be binding on the Customer and the Mint and their respective successors and assigns.  Neither the Customer nor the Mint shall assign or transfer its rights or obligations hereunder without the prior written consent of the other.  Any such consent shall not be unduly delayed or unreasonably withheld.

24.           Applicable Law and Arbitration

This Agreement and all matters relating to this Agreement (whether in contract, statute, tort (including, without limitation, negligence) or otherwise), is governed by, and construed in accordance with, the laws of the Province of Ontario (without giving effect to the choice of law principles thereof).

Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in accordance with the Commercial Arbitration Act, R.S.C. 1985, c.17 (2nd

Supp.) and any amendments thereto.  The number of arbitrators will be three (3).  The place of arbitration will be the City of Ottawa, Ontario, Canada.  The language to be used in the arbitral proceedings is English and/or French.

25.           No Bribe

The Customer warrants:

(a)          that no bribe, gift or other inducement has been paid, given, promised or offered to any official or employee of the Mint for, or with a view to, the obtaining of the Agreement by the Customer; and

(b)         that it has not employed any person to solicit or secure the Agreement upon any agreement for a commission, percentage, brokerage or contingent fee.

26.           Members of the House of Commons

No Member of the House of Commons shall be admitted to any share or part of the Agreement or to any benefit to arise therefrom.

27.           Confidentiality

All information regarding the Property, including, but not limited to: (i) kind, type, quantity, form and size of the Property in inventory at any time; and (ii) customers of the Customer to whom Property is released or transferred, is considered by the Customer to be confidential.  The Mint shall keep such information confidential and not use such information, either for its own benefit or for the benefit of any third party or disclose such information, either directly or indirectly, except as required by applicable legislation, government directives and/or policies and except that the Mint may use and/or disclose such information in litigation; provided, however, that the Mint shall promptly notify the Customer of the circumstances requiring such disclosure (unless such notice is prohibited by order, subpoena, applicable legislation, government directives and/or policies).  It is agreed that the Mint may disclose any of the above information to any Sub-Custodian provided that the agreement with such Sub-Custodian will contain substantially similar confidentiality provisions.

28.           Investment Advice

It is understood and agreed that, as part of its services under this Agreement, the Mint has not undertaken a duty to supervise the Customer’s investment in, or to make any recommendation to the Customer with respect to, the purchase, sale or other disposition of any Property or the balance of Property the Customer maintains in inventory

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its duly authorized officer(s), as of the date and year written above.

Royal Canadian Mint

By:
Beverley Lepine
Chief Operating Officer

By:
John Moore
Executive Director,
Bullion and Refinery

Sprott Asset Management LP
for and on behalf of Sprott Physical Silver Trust, by its general partner Sprott Asset Management GP Inc.

By:
Kirstin McTaggart
Chief Compliance Officer
Director

RATE SCHEDULE to Silver Storage Agreement bearing number                     by and between the Royal Canadian Mint and Sprott Physical Silver Trust (“Customer”).

STORAGE AND HANDLING CHARGES

PRECIOUS METAL NON EXCHANGE MONTHLY STORAGE AND WITHDRAWAL CHARGE (by type and weight)

DEPOSIT/WITHDRAWAL
TYPE AND WEIGHT	STORAGE RATES	RATES

London Good Delivery	USD $2.00 per bar per month	USD $5.00 per bar
Silver		Barsdeposited or withdrawn

MISCELLANEOUS CHARGES:

Transfer of Allocated Storage	USD $50.00per transfer
Repacking of Pallet	USD $50.00per pallet packing fee
Auditing Fee	USD $500 per hour